EXHIBIT 99.1

Kohlberg Capital Corporation Announces Issuance of Additional $5.0 Million of 8.75% Convertible Senior Notes Due 2016

NEW YORK, March 24, 2011 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) ("Kohlberg Capital") today announced that in connection with the completion of its previously announced private placement of 8.75% convertible senior notes due 2016 (the "Notes"), Kohlberg Capital completed, pursuant to the over-allotment option exercised by the initial purchaser, a private placement of an additional $5.0 million in aggregate principal amount of Notes. Kohlberg Capital received approximately $4.8 million in net proceeds from the sale of the additional Notes after initial purchaser fees. The Notes were issued only to qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the "Securities Act")) pursuant to Rule 144A under the Securities Act.

Neither the Notes nor the common stock that may be issued upon conversion thereof have been or will be registered under the Securities Act. Neither the Notes nor the common stock that may be issued upon conversion thereof may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Kohlberg Capital undertakes no duty to update any forward-looking statements made herein.

CONTACT: Kohlberg Capital Corporation
         Investor Relations
         Denise Rodriguez
         (212) 455-8300
         info@kohlbergcapital.com